Pacific Northwest
National Laboratory
Operated by Battelle for the
U.S. Department of Energy

February 14, 2005

Mr. Don Segna
IsoRay Medical Inc.
350 Hills Street, St. 106
Richland, WA 99352

Dear Don:

(1) CRADA PNNL/245 “Y-90 Process Testing for IsoRay”, Effective December 22, 2004
(2) Amendment 1 to CRADA PNNL/245, Effective February 14, 2005

I am pleased to inform you that the subject CRADA, including Amendment 1, is now in effect. Battelle and IsoRay can now begin work under the terms of the CRADA and amended SOW. Enclosed is an original signature page signed by both Battelle and DOE Contracting Officers, as well as a fully executed Amendment 1 with DOE approval. If you have any questions about the CRADA or Amendment during the course of work, please contact me at the numbers listed below.

Please note that your next payment of $26,766 is due to Battelle no later than March 1, 2005. Your payment should be sent to my attention. Your third and last payment of $26,765 is due to Battelle no later than April 1, 2005.

We are pleased to once again have IsoRay Medical as a CRADA participant.

Sincerely,

/s/ Meg L. Soldat

Meg L. Soldat
CRADA Manager
Intellectual Property Legal Services

Enc.

Cc: Larry Greenwood

902 Battelle Boulevard • P.O. Box 999 • Richland, WA 99352

Telephone 509-375-2703 • Email Meg.Soldat@pnl.gov • Fax 509-375-4487
Amend. 1 Rev. 1/PNNL/245

AMENDMENT NO. 1
STEVENSON-WYDLER (15 USC 3710)
COOPERATIVE RESEARCH AND DEVELOPMENT
AGREEMENT (hereinafter “CRADA”) No. 245

BETWEEN

BATTELLE
as operator of Pacific Northwest National Laboratory
under its U.S. Department of Energy Contract
No. DE-AC05-76RLO 1830 (hereinafter “Contractor”)

AND

ISORAY MEDICAL INC.

WHEREAS both Parties have entered into the above-certified CRADA and desire to amend the CRADA payment terms and duration;

NOW THEREFORE, the Parties hereby agree to the following modifications:

1. Amend ARTICLE III. TERM, FUNDING AND COSTS as follows:

(i) Delete Paragraph III.A. in its entirety and replace with the following:

A.	The effective date of this CRADA shall be the latter date of (1) the date on which is signed by the last of the Parties hereto or (2) the date on which it is approved by DOE.

The work to be performed under this CRADA shall be completed within four (4) months from the effective date.

(ii) Delete Paragraph III.E. in its entirety and replace with the following:

E.
Upon execution of this Amendment 1 by Participant, Participant shall provide Contractor with an initial payment of $26,766. On or before thirty (30) days from the date Participant executes this Amendment, Participant shall provide Contractor with a second payment of $26,766. On or before sixty (60) days from the date Participant executes this Amendment, Participant shall provide Contractor with a final payment of $26,765. No work will begin before the receipt of the initial cash advance. Failure of Participant to provide the necessary advance funding is cause for termination of the CRADA

2. Amend APPENDIX A - STATEMENT OF WORK to correct the funds-in cost information. A revised Appendix A is attached.

Amend. 1/PNNL/245

All other terms, conditions, rights, liabilities and obligations of the CRADA shall remain unchanged and in full force and effect.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

FOR CONTRACTOR:	FOR PARTICIPANT:

By /s/ Rod K. Quinn	By /s/ Donald R. Segna

NAME Rod K. Quinn	NAME Donald R. Segna

TITLE Contracting Officer	TITLE VP Strategic Planning

DATE 1/18/05	DATE 1/14/05

Pacific Northwest
National Laboratory
Operated by Battelle for the
U.S. Department of Energy
January 20, 2005

Mr. Donald E. Moody
Institutional Management Division
Pacific Northwest Site Office
U.S. Department of Energy
Richland Field Office
P.O. Box 550, K8-50
Richland, WA 99352

Dear Mr. Moody

Subject: Cooperative Research and Development Agreement (CRADA) Between Battelle Memorial Institute as operator of Pacific Northwest National Laboratory (PNNL) and IsoRay Medical Inc. (CRADA No. PNNL/245), Effective December 22, 2004
Amendment 1

Attached is Amendment 1 to the above CRADA. The purpose of this Amendment is to:

•	Revise the payment terms by requiring three equal payments over the next three months rather than one lump sum payment at the start of the CRADA project; and

•	Add one month to the CRADA project term to accommodate the delay in the start of the project from the original CRADA effective date (December 22, 2004) until now when the payment terms were revised.

If you approve of this Amendment, please have the appropriate party sign below and return this letter to my office. Please keep the attachment for your files. Thank you for your assistance in processing this Amendment.

Sincerely,

/s/ Meg L. Soldat

Meg L. Soldat
CRADA Manager
Intellectual Property Legal Services

Att.

DOE/PNSL Approval s   /s/ PJ     Date 2/14/05

902 Battelle Boulevard • P.O. Box 999 • Richland, WA 99352

Telephone 509-375-2703 • Email Meg.Soldat@pnl.gov • Fax 509-375-4487

SOW/PNNL/245

APPENDIX A - STATEMENT OF WORK

PACIFIC NORTHWEST NATIONAL LABORATORY (PNNL)
AND
IsoRay Medical Inc. (IsoRay)

Y-90 Process Testing for IsoRay

I. PURPOSE

The scope of work outlined in this project is intended to develop a new high purity, low waste, high efficiency process for separation of yttrium- 90 (Y-90) from strontium-90 (Sr-90). The objective of this project is to test a new process to milk highly purified Y-90 from its parent Sr-90. The goal is to exceed industry standards in purity and produce minimum waste in order to compete in the market with a superior product. The use of Y-90 as a medical isotope is a rapidly growing technology for treating various types of cancer. Several companies are currently producing Y-90 for cancer treatment. High purity is required because impurities will interfere with downstream isotope attachment to monoclonal antibodies and other bio molecules. In addition, the parent Sr-90 is a long-lived isotope, which deposits in bones and may expose the body to excessive radiation. There is a strong demand for Y-90 in the US and Europe as well. Single treatment centers are utilizing Curie quantities of Y-90 on a weekly basis. Some have expressed a desire for a more reliable supply with high purity. In addition, a recently approved product, Zevalin (trademark of Idec Pharmaceuticals Corporation), utilizes Y-90 and a number of clinical trials are underway in the US using Y-90 to treat cancer.

PNNL is well experienced in Sr-90/Y-90, having conceived of several separation processes, developed and patented once, and sold high purity Y-90 produced from that patented process (under DOE’s National Isotopes Production and Distribution Program) from 1991 to 1998 with a 28 fold sales increase during that time.

Benefit to PNNL

PNNL is seeking to expand its medical isotopes business as part of the business strategy for the Radiochemical Processing Laboratory. Battelle is working with IsoRay as well as a number of other companies for the beneficial use of isotopes for the treatment of cancer or other diseases, in line with the mission of DOE-NE.

Benefit to IsoRay

A successful CRADA project will allow IsoRay to enter the commercial market with an improved isotope that could lower the cost of treating various types of cancer while improving the treatment. Also it will bring some of the Y-90 business back to the U.S. and provide high technology jobs to replace expected reduction of force on the Hanford site.

II. APPROACH

SOW/PNNL/245

IsoRay will provide their proprietary chemical processing methodology (Draft Provisional Patent Application, “Method of Separating and Purifying Yttrium-90 from Strontium-90”, Ref. 480220.402P1, July 2004) and requirements for the performance of this project. PNNL will test
IsoRay’s proprietary new process to milk highly purified Y-90 from its parent Sr-90 and determine how well the process works.

Materials

IsoRay will provide the Sr-90 for separation. PNNL is currently storing the Sr-90 for IsoRay under project 45836. PNNL will supply laboratory reagents and supplies.

Equipment

IsoRay will provide laboratories and analytical capabilities for non-radioactive work. PNNL will provide hot cells, laboratories, and analytical capabilities for radioactive work.

Test Plan

A test plan has been prepared by the IsoRay technical point of contract (Lane A. Bray) for acceptance by PNNL staff. PNNL staff will evaluate the plan and provide any safety changes that may be required to obtain approval for use in the Radiological Process Laboratory (RPL, 325 building). As the testing progresses, changes may be developed, documented, and implemented by either IsoRay or PNNL staff.

Task 1: Prepare Materials and Equipment for Yttrium-90 Production

•
Prior to the start of radioactive work, IsoRay may set up equipment at their laboratory in the APEL facility for cold (non-radioactive) demonstration of developed method for and preparations of radioactive work. PNNL staff will become familiar with the separation operations and will simulate steps to be used for the radioactive work.

•
PNNL staff will set up equipment and materials for separation chemistry with radioactive material in the RPL to ensure safety, operability, and ALARA. Procedures will be approved for use in the RPL prior to use.

•	Radiological work permits (RWPs) will also need to be developed and approved for conducting this work in the RPL.

Task 2: Isotope Separation from IsoRay’s Sr-90 in Hot Cell

•
The mini hotcell in Room 23 of the RPL will be used for the initial separation of yttrium-90 from strontium-90. Prior to use the cell will be cleaned by PNNL staff to remove waste materials and equipment as part of a legacy waste project. The cell will be wiped down and smears taken to determine whether unwanted radionuclides are present. The presence of Sr-Y-90 contamination is acceptable but gamma-emitting fission products are not.

SOW/PNNL/245

•
Sr/Y separations will be conducted in the Room 23 mini cell by PNNL staff. The Sr-90 ampoule(s) will be combined and then split into two, equal, ~3.5 Curie batches. Several separation runs will be conducted in order to produce ~ 2 Ci of Y-90 per run for purity analysis and testing.

•	Following separation from the Sr, the Y fraction will be removed from the hot cell by PNNL staff and transferred to the Y-90 glovebox in the same room for additional purification and processing.

•	The purity and activity of the Y-90 product will be measured by PNNL using ICP metals analysis and beta/gamma counting.

Task 3: Data Analysis and Process Evaluation

•
Data compiled throughout the execution of this scope and data collected from previous testing will be analyzed to determine process efficiencies jointly by IsoRay and PNNL. Deficiencies or process variability will be evaluated to determine root cause of the anomaly.

•
Process steps identified as suspect will be technically critiqued and recommended changes documented and approved by IsoRay staff. If appropriate, additional testing will be conducted to confirm the cause and validate the process change.

Task 4: Ship Product for Research

•	IsoRay may request PNNL to ship a small amount of the final product to an investigator for purity and labeling of proteins for research.

Waste Disposal

All waste associated with activities related to this project will be properly disposed of by PNNL at IsoRay’s expense as part of this CRADA, including any required decontamination of equipment and facilities. Due to the short half life of Y-90 at 2.7 days, waste is expected to have minimal radioactivity. Small quantities of waste may also be generated from the hot cell containing low levels of Sr-90.

Reporting

A summary report detailing all testing will be prepared by PNNL and transmitted to IsoRay, as detailed in the CRADA agreement. The report will list any Subject Inventions that may arise from either party during the execution of this project.

Project Management

Project management activities will include the establishment of this project, laboratory procurements, and ensuring that project objectives, deliverables and schedules are met.

SOW/PNNL/245

III. SCHEDULE, MILESTONES and DELIVERABLES

A list of the project milestones is summarized below.

PNNL milestones:

•	Complete Project Readiness Activities	2 Weeks from Project Start Date
•	Complete Isotope Separations	6 Weeks from Project Start Date
•	Complete Analytical Measurements and Report	6 Weeks from Project Start Date
•	Ship Final Product to Investigator	8 Weeks from Project Start Date
•	Complete Final Summary Report	10 Weeks from Project Start Date

IV. TOTAL COST AND RESOURCE CONTRIBUTIONS

IsoRay will provide the Sr-90 used for this project and the chemical separations procedures. IsoRay staff will work with PNNL staff to evaluate methods and results. IsoRay will provide a 100% funds-in CRADA contribution of $80,297. PNNL is not making any in-kind contribution.

In-Kind Contribution

•	Labor and overhead	$2,500
	Total in-kind contribution	$2,500

Funds-In Contribution

▪	Staff hours for direct scientific	$42,630
▪	Analytical Cost Center	$34,233
▪	Supplies and Equipment	$1,167
▪	Waste Disposal	$1,452
▪	Shipping Costs	$815
	Total funds-in	$80,297

V. PROGRAM MISSION IMPACT STATEMENT

The proposed project provides opportunity for continued support in the development and deployment of medical isotopes for treatment of cancer. PNNL helped establish medical isotopes as a viable cancer treatment technology during the 1990s with the Y-90 Program. PNNL continues to internally support research and development of medical isotopes and delivery systems. No negative impact is expected from the execution of the project in support of IsoRay. PNNL does not anticipate utilizing any background PNNL intellectual property during the execution of this work scope.

C/PNNL/245

VI. CONFLICTS OF INTEREST

Signed statements certifying that no conflicts of interest are present for any of the Laboratory’s project principals are kept on file.

VII. FAIRNESS OF OPPORTUNITY

Pacific Northwest National Laboratory actions to assure Fairness of Opportunity in relation to this CRADA are documented in an accompanying letter to Don Moody. The selection of IsoRay as a CRADA partner has been made in an open and fair manner.

This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed one and the same instrument.

FOR CONTRACTOR:
(Battelle Memorial Institute)

BY Rod K. Quinn

SIGNATURE /s/ Rod K. Quinn

TITLE Contracting Officer

DATE 11/30/04

U.S. DEPARTMENT OF ENERGY APPROVAL:

BY Paul W. Kruger

SIGNATURE /s/ Paul W. Kruger

TITLE Administrative Contracting Officer

DATE 12/23/04